Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q4 2015 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: MAY 19, 2015 / 09:00PM GMT

OVERVIEW:
Co. reported 4Q15 revenue of $2.9b and non-GAAP diluted EPS from continuing operation of $1.26. Expects FY16 total constant currency revenue to be flat to slightly down and non-GAAP EPS from continuing operations to be $4.75-5.05.

MAY 19, 2015 / 09:00PM GMT, CSC - Q4 2015 Computer Sciences Corp Earnings Call

CORPORATE PARTICIPANTS
George Price Computer Sciences Corporation - Director of IR
Mike Lawrie Computer Sciences Corporation - CEO
Paul Saleh Computer Sciences Corporation - CFO

CONFERENCE CALL PARTICIPANTS
David Grossman Stifel Nicolaus - Analyst
Moshe Katri Cowen and Company - Analyst
Darrin Peller Barclays Capital - Analyst
Joseph Foresi Janney Montgomery Scott - Analyst
James Schneider Goldman Sachs - Analyst
Jason Kupferberg Jefferies LLC - Analyst
Steven Schneiderman BMO Capital Markets - Analyst

PRESENTATION

Operator

Good day everyone, and welcome to the CSC Fourth Quarter and FY15 Earnings Call. Today's call is being recorded. For opening remarks and introductions, I would like to turn the call over to Mr. George Price. Please go ahead, sir.

George Price - Computer Sciences Corporation - Director of IR

Great, thank you very much Amber, and good afternoon to everyone. I'm pleased you've joined us for CSC's fourth quarter and FY2015 earnings call and webcast.

Our speakers on today's call will be Mike Lawrie, our Chief Executive Officer and Paul Saleh, our Chief Financial Officer. As usual, the call is being webcast at CSC.com/investorrelations and we've posted some slides to our website which will accompany our discussion today.

On slide 2, you will see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in our Form 10-K, Form 10-Q, and other SEC filings.

Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures and certain further adjustments to these measures which we believe provide useful information to our investors. In accordance with SEC rules, we've provided a reconciliation of these measures to their respective and most directly comparable GAAP measures. These reconciliations can be found in the tables included in today's earnings release, as well as in our supplemental slides. Both documents are available on the Investor Relations section of our website.

Briefly, I'd like to mention that our fourth quarter 2015 GAAP results include the impact of certain items, including non-cash pension-related charges, charges related to our proposed SEC settlement as well as other expenses, a special restructuring charge, and a tax valuation allowance benefit. In addition, our fourth quarter 2014 GAAP results include the impact of non-cash pension-related charges, and a benefit from the reversal of contingent consideration associated with our ServiceMesh acquisition.

Mike's prepared remarks will exclude the impact of these items on our results. Paul will cover these items in more detail in his remarks.

Finally, I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the call, except of course as required by law. Now, I'd like to introduce CSC's CEO, Mike Lawrie.

Mike Lawrie - Computer Sciences Corporation - CEO

Okay, thank you and good afternoon here to everyone. As you know, within the last hour we shared the news about our intent to separate CSC into two publicly traded companies. But we're also going to be covering our Q4 and full-year results. And then after we do that we'll have our normal Q&A session.

But, I would like to begin by walking you through the separation that we announced. As is my habit, I've got three or four key messages around the separation and I'll share those with you, and then go into a little more detail around each of those points.

But first, what we are announcing is CSC's Board of Directors has unanimously approved a plan to separate CSC into two publicly traded pure-play companies. One to serve commercial and government clients globally, and one to serve public sector clients in the United States. The second key message here is concurrent with the separation. CSC intends to pay a special cash dividend to shareholders of $10.50 per share at closing. The separation is intended to qualify as a tax-free transaction to CSC shareholders, and immediately following the separation, shareholders will own shares of both CSC Global Commercial and CSC US Public Sector.

Now, the third point is why are we doing this now? The get fit journey that we've been talking about for several years and began almost three years ago has largely been successful. We've taken a lot of costs out and really moved the Company in the right direction.

But at the same time, market needs have changed for the public sector and commercial segments. And the Board felt that separating the two businesses will allow these two businesses to tailor their growth and leadership paths to meet those needs, while at the same time creating new opportunities for shareholder value.

And then the last point I would make on the separation is in terms of what happens next. Our planning is already underway and is being led by a dedicated team focused on the details of the separation for our clients, for our employees, our partners, and other stakeholders, and this is very important, it will be business as usual. And our goal is to maintain laser focus on our client service and continued delivery excellence, and we will be keeping all of our stakeholders up to date and informed as we approach major milestones.

Now, let me just go into a little more detail on each of those points. As I said, we are separating into two independent publicly traded market-leading companies. CSC US Public Sector will be a $4.1 billion company focused on public sector agencies in the US, including federal, state, and local government, defense and intelligence. And CSC Global Commercial, which will be an $8.1 billion company driving IT transformations for commercial and non-US government clients around the world.

And I think today's announcement represents a positive milestone in the CSC turnaround. With our get fit efforts having strengthened the Company, we're positioning the business now for long-term growth and leadership. And the best way to achieve this is by separating the company into two businesses, each one uniquely positioned to lead its market by focusing strongly on the needs of that market and its clients.

Now, let me just give you a little bit more specificity on each of these two businesses. As I said, the US Public Sector is a $4.1 billion business with margins that are among the highest in the industry. And today, the business is recognized by industry analysts as a leader across the portfolio. And upon separation, it will be a top three independent provider of IT services to the US government and affiliated public sector entities.

The business has numerous strengths, including deep customer relationships as indicated by the high rate of recompete and extensions and customer satisfaction, got very wide reach and scale, a diverse contract portfolio, intellectual property, and domain expertise, and very strong cash flow and liquidity. And as the government market continues to improve, CSC US Public Sector will be well-positioned to leverage its deep client relationships to realize its growth and leadership plans.

The CSC Global Commercial will be, as I said, an $8.1 billion global business serving clients in over 70 countries. And the business today has more than 1,000 customers, including 175 Fortune 500 companies. And the strengths of this business include strategic industry-focused intellectual property, the commercial business has a leading position in the insurance industry, healthcare, and banking with its intellectual property. A world-class next-generation portfolio including BizCloud, our CSC Agility Platform, Cyber, and MyWorkStyle, and a complete renewed portfolio of as-a-service offerings with the help of our strategic partners.

And the separation of the commercial business, we think, will enable faster growth with better delivery, along with more industry-relevant innovations. It will enable the next-generation delivery model to be optimized and it will also allow the pursuit of opportunities that may not have been possible before due to the connection with the US Public Sector business.

Now in terms of the details, as I said, concurrent with the separation is a special cash dividend to shareholders of $10.50 per share at closing. The separation is intended to qualify as a tax-free transaction to CSC shareholders.

Now let me just cover some of the other details of the transaction. The separation is designed to ensure both companies have capital structures that are consistent with investment-grade credit profiles. We plan to close the transaction by October 25, subject to regulatory approvals, and we've already started activities such as the proposed novation of US Public Sector contracts, tax opinions, and regulatory reviews.

Now we are actively putting together the governance and leadership structure of both companies. The CSC Board has asked me to serve in two roles, one is to remain the CEO of CSC Global Commercial, and also to serve as the executive Chairman of CSC US Public Sector. And we will be naming new officers of the US Public Sector business in due course as we go through the process.

In formulating our separation strategy, we focused on four primary constituencies: our clients, our employees, our shareholders, and our partners. And we felt that this separation was the optimal solution as we looked across those four constituencies.

Now, let me just speak for a moment about our shareholders. This transaction will unlock value. JANA Partners, one of our top shareholders, views it that way as well.

And I just received a note from them, which I would like just to share with you and I quote, "We strongly support CSC's decision to separate its Global Commercial and US Public Sector businesses, which we think positions both businesses for success and will unlock significant shareholder value. We applaud the CSC Board and senior management team for taking this decisive step for shareholders," end of quote. Needless to say, we appreciate JANA's endorsement and support of this transaction.

Now let me just turn to why we are doing this now. The success of our get fit journey has really set the stage for the separation of the business. Many of you know, prior to get fit we had a fragmented operating model, a low profitability, an unsustainable cost structure, and a disjointed strategy.

And we elected to keep the commercial and public sector businesses together during the get fit phase because issues were common across the Company, and we were able to find common solutions that benefited both businesses. And today, both businesses have become more cost-efficient with strong leadership and operating models and management systems, and we've also significantly improved our client satisfaction.

We realized approximately $1.9 billion of cost savings in this phase, which was greater than our original targets. But the get fit phase was not the only cost reduction -- it was not only about, I should say, cost reduction. We reinvested large portions of our savings back into the business to build next-generation offerings, expand sales capability, and fund workforce optimization efforts.

And as we were turning around the business, market shifts began accelerating, creating, in some cases, diverging opportunities and diverging challenges. The US Public Sector technology demands are increasing, clients want providers with specific experience in government-focused innovation. And on the commercial side, clients want partners with deep understanding of their business who can help lead their digital transformations.

And these trends suggest different growth profiles and different capital requirements. This separation will allow both businesses to respond to changing market dynamics with much greater agility.

We think the separation opens up the opportunity for these companies to pursue long-term strategies tailored to their segments. And it will also enable the two businesses to focus more sharply on the needs of different markets and different customers. And it will create new professional growth paths for our people and allows both companies to optimize their capital structures.

Now, as important as the separation will be to our Company, the benefits to our stakeholders will be even more important. Commercial and public sector clients will gain two pure-play partners that are entirely focused on innovation, service, and delivery that meets their needs. Employees will experience new professional development opportunities as part of a stronger, more focused organization. And our strategic partners will be able to work with two leading organizations, each focused on leading clients on their digital transformation journeys. And investors will have an opportunity for near- and long-term value creation that includes two market-focused investment options.

So as I said in terms of what happens next, our planning is already underway and is being led by a team focused on the details of the separation, and for our clients, our employees, our partners, and our stakeholders, it will be business as usual. And as I said, our goal is to maintain laser focus on client service and delivery, and we'll be keeping all of our stakeholders up to date as we approach major milestones.

So just to summarize, CSC is transforming into two sector-focused, market-leading, publicly traded companies in a separation that creates a compelling value proposition for customers, for employees, for partners, and investors. And both companies will be well-positioned to grow and to lead in their segments.

So each will be -- each of the two new companies will be market leaders on day one. And again, concurrent with the separation, will pay a special cash dividend to shareholders of $10.50. And needless to say we remain deeply committed to our customers, our employees, our partners and investors, and believe this transaction will be in the best interest of all of our stakeholders.

So as I said, I will respond to any questions anyone has on the separation. But before I do that, I would just like to now turn quickly to our fourth quarter and full-year results, and is my habit, I've got, again, several key messages, I'll highlight those now and then get into a little more detail.

Our fourth quarter non-GAAP EPS from continuing operations of $1.26 was up both sequentially and year-over-year, driven by improvement in our operating margins, and for FY15 we reported non-GAAP EPS from continuing operations of $4.64, up 9%. We also generated very strong free cash flow of $717 million for the year.

The second key point here is our NPS business continues to show signs of improvement. Revenue was essentially flat for both the quarter and the year, and fourth quarter operating margin of 14% was again strong as a result of good execution and our continued focus on cost. NPS's fourth quarter bookings were solid with a 1X book-to-bill.

Our fourth quarter commercial revenue was up sequentially in constant currency, in line with our expectations and driven by improved performance in our GBS business. Commercial operating margin was up sequentially and year over year, despite the significant investments we are making in our business. We continue to see positive signs of momentum from these investments, including a good commercial book-to-bill of 1.2X , which does not include a large contract worth almost $700 million that was awarded during the quarter, but signed after quarter end. Normalizing for this, the commercial book-to-bill would have been 1.6X .

The fourth point is in the fourth quarter we took advantage of a large tax benefit to reinvest in the business by accelerating our efforts to optimize CSC's workforce. Specifically, we are investing to right-shore our global labor force and rebalance our labor pyramid. We are also investing to hire and develop people with next-generation IT skills and enhance our workforce management process.

Finally, we returned $257 million of capital to our shareholders in the fourth quarter, and $867 million for the year. And in terms of looking out into FY2016, we are targeting commercial revenue to be flat to slightly down in constant currency. We're also targeting NPS revenue to be up slightly, which translates to total revenue being flat to slightly down on a constant currency basis. And our non-GAAP EPS from continuing operations target is $4.75 to $5.05, with a free cash flow target of somewhere between $750 million and $800 million.

Now, I'll just go into, briefly, a little more detail on those points. As I said, our fourth quarter non-GAAP EPS from continuing operations was $1.26, up sequentially as a result of our continued cost take-out actions. For the full year, non-GAAP EPS from continuing operations was $4.64, up 9% and at the upper end of our target range of $4.45 to $4.65.

Operating margin in the fourth quarter was 12%, up 70 basis points sequentially and up 110 basis points year-over-year. Commercial operating margin was 11.9%, up 160 basis points sequentially, driven by higher utilization as well as our ongoing cost take-out actions. And on a year-over-year basis, commercial operating margin was up 20 basis points, despite the investments that we are making back into the business.

The NPS operating margin of 14% was down 50 basis points sequentially, though it was up 280 basis points year-over-year. And for the full year operating margin was 11%, up 30 basis points, and as I said free cash flow was strong at $717 million.

Let me just go into a little more detail on NPS. NPS revenue was $1 billion in the fourth quarter, both flat year-over-year and sequentially, in line with our expectations. And for FY15, NPS revenue was $4.1 billion, essentially flat with the prior year, and again, consistent with our target.

Fourth quarter NPS operating margin was 14%, this was down 50 basis points sequentially, but as I said, up 280 basis points year-over-year, driven by our continued strong execution and focus on costs and efficiencies. And for the year, NPS operating margin was 14.7%, up 190 basis points.

NPS bookings were $1 billion in the fourth quarter, representing a book-to-bill of 1X, consistent with a year ago, and our NPS pipeline continues to be very strong, up 34% year-over-year, and this includes a pipeline of $2.4 billion of next-generation services. And our submitted proposals awaiting award totaled $5.6 billion at the end of the year, more than doubling from the prior year as NPS continues to invest in bid and proposal efforts to position the business for growth as we go forward.

Commercial revenue was $1.9 billion for the quarter, up 2% sequentially on a constant currency basis; again, largely in line with our expectations. And for the full year, commercial revenue was down 7% in constant currency. Global Business Service revenue increased 6% sequentially in constant currency in the fourth quarter, and for the full year, GBS revenue was down 5% in constant currency. We saw good sequential growth in consulting, which was up 7% from the third quarter in constant currency and for the full year, consulting revenue, as we've talked about before, was down 9% in constant currency.

Our IS&S revenue also showed good sequential growth in the quarter, up 8% in constant currency driven by growth in healthcare and insurance and the higher project work in our BPS business. For the year, IS&S revenue was relatively flat on a constant currency basis.

During the quarter, CSC had three additional NHS wins, Warrington and Halton NHS Trust, Royal Brompton NHS Trust, and NHS Trafford. Importantly, Royal Brompton is the second trust to select Lorenzo in an open market procurement outside CSC's original NHS contract regions. And in addition, Trafford represents CSC's first win from extending our NHS strategy to include the UK's increasing focus on coordinated care across multiple delivery venues.

Applications revenue was up 3% sequentially in constant currency, and down 5% on a full-year basis. And finally, we saw continued strength in Big Data which grew 12% sequentially, and 51% for the year in constant currency.

GBS's operating margin was 16.7%, up 340 basis points sequentially, driven by higher revenue and improved utilization, as well as our cost take-out actions. For the full year, GBS's operating margin was 13.1%, relatively flat with the prior year despite about 60 basis points of negative impact from higher investments in this business.

The global infrastructure revenue was down 2% sequentially in constant currency and down 9% for the full year on the same basis. And as we have talked about many times before, we are continuing to experience the effects of price-downs, restructurings, and contract completions.

We do continue to see good growth from our next-generation offerings, which is helping to partially offset these effects. Cloud revenue was up 9% sequentially in constant currency and grew 38% for the full year on the same basis. Cyber revenue was up 5% sequentially in constant currency and up 5% for the full year.

And MyWorkStyle revenue was up 35% sequentially, and demand for MyWorkStyle surpassed that of our traditional workplace offerings for the first time in the fourth quarter. Finally, revenue from our next-generation network offering with our partner AT&T was up over 28% sequentially.

GIS operating margin was 6.8% in the quarter, down 50 basis points sequentially, which was largely attributable to higher investments. For the full year, GIS operating margin of 6.7% was down 120 basis points, though this included around 300 basis points of impact from investments in our next-generation offerings and partnerships.

Our commercial business had good book-to-bills in the fourth quarter. The commercial book-to-bill was 1.2X and as I said, this does not include approximately $700 million contract that was awarded during the quarter but signed after quarter-end. Again, the book-to-bill normalizing for this would have been 1.6X.

The GBS book-to-bill was 1.1X, and would have been about 1.2 if you normalize for this order. The GIS book-to-bill was 1.3X and normalizing for this large contract would have been 2X.

We added over 150 new logos in the quarter, more than any other quarter in FY15. We added new logos and every one of our regions. In fact, about two thirds of our new logos in 2015 came from outside the Americas region. We added new logos across all of our industry groups.

As we've discussed, while many of these are smaller deals, they represent an opportunity for CSC to land and expand and sell our full portfolio of offerings, are often less capital-intensive, and typically higher profit. An example of this was a seven-year, $78 million next-generation IT agreement with Amey, one of the UK's leading engineering consultancies and a major provider of public and regulatory services. This relationship grew out of a much smaller initial consulting engagement that was under $1 million in TCV.

Highlighting just a couple other recent wins, we announced a contract with Swedish utility Vattenfall to deliver next-generation IT environments, including our innovative workplace offering MyWorkStyle. And here we partnered with AT&T, who joined us on the network and communication scope of this important win. And this win follows some other key next-gen wins with BlueScope Steel and QBE, which we discussed last quarter.

The Vattenfall win really builds on the progress we shared with you last quarter around our strategic partnership with AT&T. And through this partnership, CSC has captured over $400 million in new incremental TCV in FY2015, more than three times what we signed in the previous year. And finally, we are encouraged by the qualified pipeline for our next-generation offerings, which is up over 8% from a year ago.

Now, let me get into the large tax benefit that we had in the quarter and the reinvestment. In the fourth quarter, we realized a $264 million tax benefit that allowed us to accelerate our workforce optimization in high-cost markets. The tax benefit resulted from improved profitability in our UK business.

You may recall that CSC took a significant impairment charge in our UK business several years ago. As you know, we significantly improved the performance of our UK operations, driven in no small part by the improved performance in our NHS work.

So we took advantage of this tax benefit to take a restructuring charge of $246 million pretax in the quarter to right-shore our global workforce and rebalance our labor pyramid. A key focus of this investment will be to further build out and optimize our global workforce in locations including Vietnam, Malaysia, the Philippines, India, and central Europe, as well as domestically in Bossier City and Pittsburgh. We will also optimize our pyramid to ensure that we have the right people with the right skills at the right cost doing the right work.

We expect these actions will yield somewhere in the neighborhood of $50 million to $75 million of pretax benefit in FY2016 net of investments, with the remaining benefit to be realized in subsequent years. The extended timeframe is due to the fact that many of our optimization actions are taking place in Europe as well as the time required to ramp up our hiring in low-cost locations and conduct knowledge transfer. We expect that this investment will enable CSC to complete more effectively and better capitalize on the significant growth opportunities that we are seeing in the marketplace.

As I said, during the fourth quarter we returned $267 million (sic - see press release "$257 million") of capital to our shareholders in the form of $224 million in share repurchases and $33 million in dividends. And for the full year, we returned $867 million of capital to our shareholders in the form of $736 million in share repurchases and $131 million in dividends. So the total capital return to our shareholders in FY15 represented over 120% of both our non-GAAP net income from continuing operations, and our free cash flow.

Finally, before I turn this over to Paul and then a Q&A period, for FY2016 we are targeting GBS revenue to be up slightly and for GIS revenue to be down in the mid-single digits, both on a constant currency basis. This equates to commercial revenue being flat to slightly down in constant currency.

We're also targeting NPS revenue to be up slightly, which along with our commercial revenue expectations translates to total revenue being flat to slightly down on a constant currency basis. We're targeting non-GAAP EPS from continuing operations of $4.75 per share to $5.05 per share with free cash flow of somewhere between $750 million and $800 million.

So with that, Paul, I will turn it over to you and then we will open it up when you've concluded to any questions.

Paul Saleh - Computer Sciences Corporation - CFO

Thank you, Mike. Before I review the fourth quarter and full year, let me cover some items that are included in our GAAP results.

First, due to improving profitability in our UK business over the past two years, we're able to reverse a tax valuation allowance and record a tax benefit of $264 million, or $1.85 per share in the quarter. We use this opportunity to accelerate efforts to optimize our workforce in high-cost markets, particularly in Europe, address our labor pyramid, and right-shore our labor mix. This resulted in a special restructuring charge totaling $246 million pretax in the quarter.

Second, we had additional SEC-related and other costs totaling $5 million in pretax in the fourth quarter. And finally, as part of our annual remeasurement of pension plan assets and liabilities, we recorded a non-cash pretax charge of $319 million, reflecting the lower interest rate environment globally.

We've excluded these items from our non-GAAP results for the quarter and the full year. We've also adjusted the prior-year period to exclude a $21 million benefit from the reversal of the ServiceMesh contingent consideration.

Let me turn to our fourth quarter and full-year results. Fourth quarter revenue was $2.9 billion, down 8% in constant currency. On a sequential basis, fourth quarter revenue grew 1% in constant currency, driven by 2% growth in commercial revenue, which was consistent with our expectations.

Sequential growth was driven by improvement in all three businesses of our GBS segment, which helped offset a slight decline in our GIS business. Operating income adjusted for the special restructuring was $349 million. Operating margin on that basis was 12%, up 110 basis points over the prior year.

Earnings before interest and taxes adjusted for the special restructuring was $283 million. EBIT margin on that basis was 9.7%, up 80 basis points from a year ago and up 50 basis points sequentially. Non-GAAP diluted EPS from continuing operations was $1.26, up 10% from a year ago. We benefited in the quarter from a slightly lower effective tax rate of 27.3%.

Bookings in the quarter were $3.4 billion, and overall book-to-bill was 1.2 times. For the full year, revenue was $12.2 billion, down 5% in constant currency. Adjusted operating income was $1.3 billion, and adjusted operating margin was 11% for the year, up 30 basis points over the prior year.

Higher NPS margins helped to offset higher levels of investments in our commercial business. Non-GAAP EPS from continuing operations was $4.64 for the year. That was up 9% from the prior year.

Let me turn to our segment results. Our Global Business Service revenue was $980 million in the fourth quarter, down 7.6% year-over-year in constant currency but up 6% sequentially on the same basis.

Operating income for the GBS business was $164 million in the quarter adjusted for the special restructuring. Operating margin was 16.7% on that basis, down 70 basis points year over year, reflecting continued investments we're making in the business. Our GBS bookings were $1.1 billion in the quarter for a book-to-bill of 1.1 times. And for the full year, GBS revenue was $4 billion, operating margin was 13.1%, and bookings were at $4.7 billion.

Turning to Global Infrastructure Services, revenue were $929 million in the quarter, down 14.8% year-over-year in constant currency, reflecting the cumulative impact of contracts we restructured throughout the year, as well as other contract completions and price-downs. GIS operating income was $63 million in the quarter, adjusting for the special restructuring. Operating margin on the same basis was 6.8%, up 70 basis points year-over-year, despite over 300 basis points of incremental investments in the business.

Bookings for GIS were $1.2 billion in the quarter for a book-to-bill of 1.3 times. For the full year, GIS revenue of $4.1 billion, we had adjusted operating margin of 6.7% and bookings were $4.1 billion.

Turning to our North American Public Sector business, revenue were $1 billion in the quarter, essentially flat on a sequential and year-over-year basis. Operating income was $140 million adjusted for a special restructuring, and our operating margin was 14% on the same basis, up 280 basis points when compared with the prior year, as we benefited from continued strong contract performance and better cost management.

NPS bookings were $1 billion in the quarter for a book-to-bill of 1 time, consistent with the year-ago period. For the full year, NPS revenue was $4.1 billion, and adjusted operating margins improved to 14.7% from 12.8% in the prior year. Bookings were $2.9 billion compared with $3.3 billion in the prior year, adjusted for one large contract.

Turning to other financial highlights for the quarter and full year, free cash flow was approximately $118 million in the quarter, which included one extra payroll cycle of about $100 million and a $45 million annual contribution to the Company 401(k) program. For the full year, free cash flow was $717 million, consistent with our target. CapEx was $170 million in the quarter, or 5.8% of revenue, and for the full year, CapEx was $735 million, or 6% of revenue compared with 6.9% in the prior year.

Cash on hand at the end of the quarter was $2.1 billion. Our net debt-to-capital ratio was 10.2% at the end of the year.

During the quarter, CSC returned $257 million to shareholders consisting of $33 million in dividends and $224 million in share repurchases. And for the full year, CSC returned $867 million of capital to our shareholders, and that represented in excess of 120% of both non-GAAP net income from continuing operations and free cash flow.

Turning to our cost take-out and reinvestment activities, we delivered approximately $480 million of cost savings for the full year. Those came in the form of continued G&A efficiencies, streamlining our real estate facilities, optimizing our workforce, and delivering on supply chain savings. Our reinvestments totaled $358 million for the full year, and primarily they came from investments in next-generation offerings, strategic partnerships, sales coverage and sales support, and upgrades to our internal financial and HR systems.

In closing, let me review our financial targets for FY2016. Overall, we are targeting revenue for the year to be flat to slightly down in constant currency. NPS revenue targeted to be up slightly. We are targeting our commercial revenue to be flat to slightly down in constant currency.

At current foreign exchange spot rates we estimate that currency represent approximately 400 basis points of headwind to reported commercial revenue in FY16, with the first half of the year seeing currency headwinds of about 600 to 750 basis points. For the Company overall, this translates into currency headwinds of approximately 300 basis points to reported revenue in the coming year, with the first half of the year seeing currency headwinds in the 400 to 500 basis point range.

We are targeting FY16 non-GAAP EPS from continuing operations of $4.75 to $5.05. We expect a stronger earnings in the second half of the year as the benefit of our special restructuring begins to take hold. Our EPS target assumes a tax rate in the range of 28% to 32%, and our EPS target does not include the impact of mark-to-market pension accounting and separation costs. Our free cash flow for FY2016 is $750 million to $800 million excluding the cash impact of our special restructuring and separation costs.

Before we turn to the Q&A session, let me briefly comment on the capital structure of each of the two entities that we will be separating into. As we indicated, both companies will have an investment-grade credit profile. More specifically, we expect at this time that CSC NPS to have a gross funded debt to EBITDA of approximately 2.5 times at close and 2 times on a net basis. And we expect CSC Commercial to have approximately a one-time gross funded debt to EBITDA close and less than half a turn on a net basis.

And with that, I'll now hand the call back to the operator for our Q&A session.
QUESTION AND ANSWER

Operator

(Operator Instructions)

David Grossman with Stifel Financial.

David Grossman - Stifel Nicolaus - Analyst

Just a few quick questions on the separation. Can you give us any sense for the cash costs that you expect to incur, not only to execute the separation, but also to create separate operating infrastructure for each of the business units?

Mike Lawrie - Computer Sciences Corporation - CEO

We are estimating somewhere in the neighborhood of $50 million to $75 million. So we don't see this as a big cost to separate the businesses. We've been running these businesses in such a way where we positioned this to happen for some time.

David Grossman - Stifel Nicolaus - Analyst

Okay. And then just on the cash flow, the cash flow guidance of the $750 million to $800 million, does that include the $190 million still due the SEC? And what impact, if any, is included from the new accounts receivable facility?

Mike Lawrie - Computer Sciences Corporation - CEO

I will let Paul handle the accounts receivable facility but it does not, it does not include the $190 million penalty we will be -- we're most likely going to pay here to the SEC.

Paul Saleh - Computer Sciences Corporation - CFO

Then, the free cash flow, when we define free cash flow we do not, we do not include any of the benefit of the sale of receivables through our special facility. So it's exclude that, there is no benefit.

Mike Lawrie - Computer Sciences Corporation - CEO

And that was not in the fourth quarter, full year, or next year.

Paul Saleh - Computer Sciences Corporation - CFO

Correct. It's not.

David Grossman - Stifel Nicolaus - Analyst

And if I could just get one fundamental question in, just on the commercial business. Obviously, the book-to-bill has been improving in GBS and actually it's been good in GBS for the last several quarters, and GIS has shown signs of improvement. Can you help us better understand the timing of when the outflows in the install base or whatever headwinds exist, you start getting past that so that the positive book-to-bill starts generating growth?

Mike Lawrie - Computer Sciences Corporation - CEO

I think it's a little different for GBS versus GIS. GIS, you continue to have these headwinds that we've talked about before. The good news here is that at least one of our major offerings, which is our workplace offering that we call MyWorkStyle, those bookings now have surpassed the bookings of the more, what I call legacy offerings.

So as we go through next year, we will begin to see some of that in the GIS business. But the fundamental issue in GIS hasn't changed one iota in the last 18 months, which is the decline in the runoff in some of the existing ITO business is still greater than the incremental new revenue we are getting from cloud, from the network, and so on and so forth. We continue to restructure some contracts to improve profitability, and in doing that we usually give up some revenue to get that profitability.

GBS is a different story. We had, and I reported at the end of the third quarter where we did not execute very well in our consulting business in particular. We had utilization rates that were down, we didn't execute very well. That execution improved in the fourth quarter and that is one of the primary engines of driving incremental revenue.

The time from when you book an order to when you begin to bill it is much shorter in the consulting business. The other thing, I didn't highlight this, but the UK consulting business, I don't have the exact number, goes up like 50% now, sequentially, and we're beginning to see some improvements in the US consulting business. That's where we will get the most of our short-term revenue improvement.

David Grossman - Stifel Nicolaus - Analyst

Great. Thank you very much.

Operator

Moshe Katri with Cowen and Company.

Moshe Katri - Cowen and Company - Analyst

GIS and GBS are very different than -- (multiple speakers)

Mike Lawrie - Computer Sciences Corporation - CEO

You are going to have to speak up. You are not coming through at all clearly.

Moshe Katri - Cowen and Company - Analyst

Sorry about that. Is that better?

Mike Lawrie - Computer Sciences Corporation - CEO

That's better. Thank you.

Moshe Katri - Cowen and Company - Analyst

So GIS and GBS are very different businesses. Was there ever a thought or consideration to split those businesses, as well?

Mike Lawrie - Computer Sciences Corporation - CEO

No. The reason for that is that the clients are the same. So, we go in with a client that has an infrastructure business and that often leads to consulting business and then application. And as we talk about digital transformations, we talk about transformations to next-generation infrastructure, it includes applications, it includes infrastructure.

Those businesses are really not separable and customers don't buy that way. It's much different than the separation we announced today, where we've got US Public Sector, largely the US federal government, versus commercial clients. Those are two distinctly different businesses.

Moshe Katri - Cowen and Company - Analyst

And I get it. Unfortunately, though, you are still -- you still have a business that has a decent growth trajectory that's probably from the consulting and inside part of the business, and then you have another business that's going to keep on pressuring the rest of the operation because you have some structural issues there.

Mike Lawrie - Computer Sciences Corporation - CEO

Yes, that's absolutely fair. There's no question that there is much greater headwinds in that infrastructure business. You're absolutely right and we see it play out in most of our competitors' reports, as well.

But we are very comfortable and confident that we are beginning to see, and I'm not ready to call the crossover point yet, but we are beginning to see the uptake in these new offerings. They are beginning to slow down, or let's say substitute for that decline in some of the classic IT infrastructure business, and that's things like Storage as a Service, which is growing, our network offerings, which I just talked about, cloud, and of course MyWorkStyle.

Moshe Katri - Cowen and Company - Analyst

Okay. Last question. (Multiple speakers)

Mike Lawrie - Computer Sciences Corporation - CEO

And that's where we also have been making the bulk of our investments, is to build those offerings out and then begin to take those offerings into the marketplace. And we're beginning to see some very good traction around that. But it's not yet enough to offset decline in the traditional ITO business.

Moshe Katri - Cowen and Company - Analyst

Okay. And then you're getting closer to the end of your contract, Mike. Is there any plan to extend it?

Mike Lawrie - Computer Sciences Corporation - CEO

What contract?

Moshe Katri - Cowen and Company - Analyst

Well, when you came to CSC, I believe the Board -- I think you signed a -- the Board basically asked you to sign a five-year contract to pretty much do what you are doing. And I think you're getting closer to the end of the expiration of your contract. Is there any plan to extend it?

Mike Lawrie - Computer Sciences Corporation - CEO

I haven't had any discussions about that. My contract still runs for some period of time and it's really, I think, it's an evergreen contract. So I haven't even focused on that at all.

What I have announced is that I am going to stay with both of these businesses, both as the CEO of CSC Commercial and then as the Executive Chair of the US Public Sector business. But to be honest with you, I haven't even thought about that. I'm focused on getting this up and running, and now dedicated to getting these two new businesses launched in the fall.

Moshe Katri - Cowen and Company - Analyst

Thank you.

Operator

Darrin Peller with Barclays.

Darrin Peller - Barclays Capital - Analyst

Congratulations on this announcement. I just want to start off, first of all, is there -- I mean, obviously, this is a tax division transaction and the way of doing things. Does it preclude you from any type of merger that would also be somewhat tax efficient, even within the next six months or so or maybe in the next 12 months, potentially on the government side, or with even a smaller entity?

Mike Lawrie - Computer Sciences Corporation - CEO

There's vehicles like Reverse Morris Trust that could be employed. But again, the focus here is we think both of these businesses are well-positioned now to go compete, as I said, the US Public Sector business will be the third-largest IT provider to the federal government. The commercial business is a very strong platform. But no, there's nothing that would preclude other things.

Darrin Peller - Barclays Capital - Analyst

Okay. That's helpful. And then just a follow-up question on the commercial side of the business. The government, obviously, we see the NPS obviously inflecting right now, which is great.

But I think just a follow-up to the earlier question. We've talked about this before, Mike. But can you at least tell us what point in time, where is that crossover?

Is it 2017 when GIS inflects to the positive because you've got the right-sizing down to the right point and the growth areas are going to overtake it? Or, maybe asked another way, how big of that business -- how big will GIS be when that occurs?

Mike Lawrie - Computer Sciences Corporation - CEO

Let's put it like this. I don't see that crossover point in FY2016, just to be quite candid about it. And that's why we are projecting the GIS revenue to be down mid-single digits in constant currency next year.

When I'm looking, there's two things we're doing. One, we are being -- we're really not bidding on a lot of big infrastructure deals. We are not at all interested in that capital-intensive business.

So you can see our percent of revenue that we spend on capital now continues to decline; I think it was 6% last year. That's down 300 or 400 basis points over the last couple of years. So we're continuing to be very careful about where we bid.

And let me be real clear: where we do bid, it is with the intention that even if we lose, because we will not go down to Ground Zero on these deals, we will not go to Ground Zero. So if we aren't going to win, so be it. But then, we expect to win other business as a result of our engagement with that client.

Last year, we had a very large infrastructure deal that we lost. Since then, we've signed $500 million or $600 million of business in that same client, so we did not have to take on the capital intensity and the business that we signed has almost no capital intensity. These large outsourcing deals that were very prevalent for the last 20 years, there's fewer of them and we're thinking about it more as a route to market, as opposed to a business in and of itself.

So we are continuing to make sure that the contracts we do have are profitable, and we're willing to give up some revenue to get to that profitability. And then the next biggest thing is building these offerings out with our partners and trying to get the crossover point with the new offerings versus the traditional business and as I said, we at least got that crossover point with MyWorkStyle in the fourth quarter. Probably more of an answer than you wanted, but (multiple speakers).

Darrin Peller - Barclays Capital - Analyst

No. That's helpful. All right. Thanks very much.

Operator

Joseph Foresi with Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

One of the legacies of CSC was that the government business or the NPS business fed into the private sector work and created a level of competitive advantage, because you could cross-reference what you are doing for the government. How do you expect to maintain that competitive advantage now that you are splitting up the companies?

Mike Lawrie - Computer Sciences Corporation - CEO

Well, I think there's a couple dimensions. One, the intellectual property, some of the intellectual property that's in the NPS business we will cross-license back to the commercial business. And then some of the intellectual property that's in the commercial business we'll cross-license back to the public sector business. So I see absolutely no impact there at all.

Where we had seen some strong synergies initially, and I think I even commented on this publicly, was within the cyber space. We've really grown our cyber business now outside of the US Public Sector where we've got a network of security operations centers and a whole new set of offerings around cyber. So those synergies are less pronounced today than they were a couple of years ago.

The same thing holds for Big Data. Originally, we had a lot of Big Data synergy that came out of some of our work with the intelligence agencies. And now we've built a commercial Big Data business, commercially, that's continuing to grow.

So at this point in time, a lot of those cross synergies that we saw two or three years ago are less pronounced today, and where we have relationships outside of the US government, we'll either cross-license the intellectual property or come up with some sort of shared service agreement. So I don't think it's an impact that it would have been two or three years ago.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay. And then just maybe you could provide a little bit more depth on some of the new opportunities and the initiative to continue to build out the global delivery network. What is the size of those new opportunities, cloud, digital, social, mobile, and then on the global build-out, where do we stand today and where do you hope to take it over the next 6 to 12 months?

Mike Lawrie - Computer Sciences Corporation - CEO

We are, Paul, correct me if I'm wrong, somewhere in the mid-30%s, now, offshore?

Paul Saleh - Computer Sciences Corporation - CFO

I think in total, between the two businesses, close to 40%, Mike --

Mike Lawrie - Computer Sciences Corporation - CEO

Commercial?

Paul Saleh - Computer Sciences Corporation - CFO

Of commercial, I'm talking about -- yes, commercial.

Mike Lawrie - Computer Sciences Corporation - CEO

So somewhere in the high 30%s and with this restructuring charge that we took in the fourth quarter, that will improve that mix probably 5 or 6 points. The bigger issue is that we really don't have a labor pyramid. We have a diamond. So part of this optimization work that we're doing is to bring a lot more people into the bottom part of this pyramid.

We have launched a very aggressive, what we call workforce optimization and workforce management process, where we expect to hire thousands of people into those parts of the pyramid. So, as a lot of these contracts are restructured and we begin to build these new offerings, we are trying to rebuild that pyramid. This is most noticeable in Europe. And that's where we had the most work to do.

Now, as I said before, we are building out a network of global delivery centers. Two in the US, Bossier City and Pittsburgh, primarily. In Asia, we've got India, obviously, and Vietnam, and the Philippines. And then we have got some centers that we're building out in Lithuania and in Bulgaria.

So those are the primary centers that we are building out and that's where we are hiring the bulk of the people. So this is an ongoing active program around what I call talent transformation.

Joseph Foresi - Janney Montgomery Scott - Analyst

Thanks.

Operator

James Schneider with Goldman Sachs.

James Schneider - Goldman Sachs - Analyst

Congratulations. Following up on the earlier question, can you maybe give us a little bit more color on how much of the headcount move is to the lower-cost geographies within the US that you mentioned versus how much is going to be further out off-shoring, maybe I missed the specific figures.

Mike Lawrie - Computer Sciences Corporation - CEO

We set an objective to move -- I'm going to give you some rough numbers, so don't hold me to this. But, I'd like to see probably our near-shore -- let's just call it right-shore, somewhere in the plus 50% to 60% range. We are at about, as Paul said, high 30%s, roughly 40%. So think of this as another 10% to 20%.

So I hate to do math in public, but you take the number of people we have in delivery, and multiply that out times 20%, 25% and you get a handle on what we intend to do over the next several years. This is an ongoing program, it's not a one-shot deal.

Because we are transforming our offerings. As our offerings transform to these next-generation services. They have an entirely different profile than the classic ITO business, and that gives us a chance to remodel the talent and remodel the workforce in a much different way. We are not taking people on from other companies.

One of the big issues, historically with the ITO business, you took over a contract, you took the people, and that then left you with a 5-, 10-, 15-year issue that you had to deal with. Most of these new offerings we are building, they are longer-term contracts, but have an entirely different profile in terms of people and in terms of margins. So it's really a major transformation of a capital-intensive, fairly low-margin business to a less capital-intensive, higher-margin, different skill profile business.

Paul Saleh - Computer Sciences Corporation - CFO

To add to what Mike is saying, there's a several hundred basis point, 200, 300 basis point of margin opportunities as we continue to move from where we are today to where we need to be.

Mike Lawrie - Computer Sciences Corporation - CEO

And again, the separation will allow us to move with alacrity in both some of this optimization work in commercial as well as the US Public Sector. And it's a great opportunity for our people because this is opening up a whole new set of opportunities that they will be able to avail themselves with with the appropriate training.

James Schneider - Goldman Sachs - Analyst

That's helpful. Thank you. And then as a quick follow-up, can you maybe just clarify the structure of the debt going forward? Do you plan to reissue new debt and then in the two separate companies, would one of the companies retain some of the existing debt or how do expect to structure that, broadly speaking?

Paul Saleh - Computer Sciences Corporation - CFO

We will probably put some more debt on the NPS side and then we will be retiring some debt on the commercial side. We'll provide a lot more visibility in all of these things as we progress, and the leverage, as I mentioned to you, I gave you some indication of where we will end up being at both companies.

What is important to note is that the NPS business is really structured to have an investment-grade credit profile, which is really unique in the space, itself. It will give it a lot of flexibility and will be well-positioned and also reflective of the fact that this is a business with very high margins.

Mike Lawrie - Computer Sciences Corporation - CEO

I would just add one thing here, as I do with the capital structure. The bottom line here is what we announced today would have been inconceivable three years ago. It just couldn't have been done. We didn't have the wherewithal to do it or the capital structure to do it.

So the turnaround that we've done over the last couple of years has largely been successful, but we felt that by separating the business, the ongoing transformation -- and there's a big difference between turning a company around and transforming a company. Turnarounds get measured in relatively short periods of time, a couple of years, two, three, four years. Transformations are much longer-term. We just talked about what I mean by transformation.

When you have to reskill a company, when you have to redo labor pyramids, when you need to introduce new offerings, when you need to change the capital intensity of the business, these are not things that you do in two quarters. They are long-term, that's why it's a transformation. And the key is the success, the success of the turnaround, the get fit program over the last couple of years, has really allowed us, now, to take this next step and we think this next step will allow us to transform these businesses faster than if they were together.

That's really the bottom line. That's why we think it is a real milestone in the ongoing transformation of CSC.

James Schneider - Goldman Sachs - Analyst

Maybe if I can sneak one last one in (multiple speakers)

Mike Lawrie - Computer Sciences Corporation - CEO

I know that wasn't your question, but I just thought that was a good time to make the comment.

James Schneider - Goldman Sachs - Analyst

No, that's helpful. Just one last one, if I could. In terms of the tax-free nature of the spin, can you comment on whether there is a specific timeframe, 6 months, 12 months, before which time any acquisition of one of the entities would not -- would harm the tax-free nature of the spin?

Paul Saleh - Computer Sciences Corporation - CFO

We have to be just really careful in addressing this issue. I would say to you that right now, we structured it as a tax-free separation. As Mike mentioned, there are certain structures that can be contemplated in the interim as long as our shareholders end up owning the majority of the shares of the combined entity. After close, there are a number of other opportunities that we considered, provided that there was really no preplan or anything like that, which was not the case anyway.

James Schneider - Goldman Sachs - Analyst

Thank you.

Operator

Jason Kupferberg with Jefferies.

Jason Kupferberg - Jefferies LLC - Analyst

Maybe just to build on that last answer, were there active efforts made to sell either or both of these businesses before the Board decided to split them into two separate public companies? And if there were such efforts, what were the reasons why those didn't come to fruition?

Paul Saleh - Computer Sciences Corporation - CFO

It's not appropriate for us to talk about any of these topics except to say that this separation served the best interest of our shareholders and also our employees and our partners and our customers. And we believe and the Board believes also that's in the best interest of all four parties.

Mike Lawrie - Computer Sciences Corporation - CEO

As I said, we looked at this across four constituencies, one, our employees, our clients, our partners, and our shareholders. And believe me, we've done a thorough analysis over a period of time and looked at different options and we felt when you look across those four domains, but right now, at this point in time, this was the best option or transaction that could unlock the value that we talked about previously.

Jason Kupferberg - Jefferies LLC - Analyst

Okay, and then just circling back on the commercial business, I appreciate things seem to be getting better on the GBS side. Obviously, GIS still has some challenges. Can you just talk about the visibility on that FY16 guidance there, the flat to down constant currency? Because I know that it's been a bit of a struggle the past couple of years.

So some pieces seem to be turning the corner, other pieces still challenged. So just curious, your visibility on that guidance compared to maybe what your visibility was on the FY15 guidance for that business a year ago.

Mike Lawrie - Computer Sciences Corporation - CEO

Listen, I think the visibility is a little better going into 2016 than it was 2015. Just in the spirit of candor, I missed -- this is me; I missed some of the dynamics associated with the acceleration to cloud. Not that cloud is displacing everything, I'm not making that point, but that is accelerating and that had a bigger impact than what I had thought it was going to have in 2015.

And that impact is not only the restructuring of contracts, but it's also the willingness to go in and displace existing infrastructure with new infrastructure. And that visibility, I didn't have as clear insight into last year as we do this year.

And then the other thing that we missed, collectively, was that the buying patterns of the clients have also begun to shift. There's less big buys, there's much smaller experimentation in pilots than the existence of large contracts.

And I view this as positive and we've retooled our go-to-market to be able to handle smaller transactions because those smaller transactions, as I've said many times, are often more profitable and then lead to greater business. But that dynamic of having these smaller transactions versus large transactions and then the delay in being able to grow those smaller contracts, you know, I just didn't completely understand some of those dynamics and we have better insight into that now.

Paul Saleh - Computer Sciences Corporation - CFO

I'll add just one possible point of clarification as we look to 2016. The first, obviously Q1, the comparison will be a little bit tougher to the prior year because we had an extra week in the prior quarter, the prior year if you will remember.

And then as we get into the second quarter and third quarter, this is when we started to take some of the restructuring action on the contracts to better position us for long-term profitability. And so as we move into the second half of the year, you will see the comparison become much better and easier.

George Price - Computer Sciences Corporation - Director of IR

Amber, let's go ahead and take our last question.

Operator

Steven Schneiderman with BMO Capital Markets.

Steven Schneiderman - BMO Capital Markets - Analyst

I'm pinch-hitting for Keith Bachman tonight. Just a clarification question on the separation, then I have a follow-up.

The $50 million to $75 million that you referenced, is that a one-time separation cost? Or is that an ongoing incremental OpEx cost as well? And if it isn't the latter, what would you estimate that to be at this point in time?

Paul Saleh - Computer Sciences Corporation - CFO

I said one-time item. I think it's hard just really to stand up the businesses. There are certain actions that we have to take, just additional accounting work that needs to be done to just get the audited financial work. As Mike mentioned, that's already underway, way underway, and this is just one time between now and close. Beyond that, I think the two businesses will be able to have the right cost structures anyway, to support their ongoing business.

Steven Schneiderman - BMO Capital Markets - Analyst

So they all have the right cost structures with what they have in place?

Paul Saleh - Computer Sciences Corporation - CFO

Correct, they will not be -- if you look at it they will not need an incremental amount.

Mike Lawrie - Computer Sciences Corporation - CEO

Let's put it like this: they're not going to have to add cost. Because the way it's set up now, our NPS business, they have financial staff, they have communication staff, they have HR staff. That's already in place. That's already in the cost structures and is already in the margins that we just reported, which by the way, are pretty good at 14%.

So they are not going to have to add cost to co-operate the business, that's why this makes so much sense. But we will have, as Paul said, some one-time charges, getting the accounting and the lawyers, all that stuff that has to get done in order to stand up two publicly traded corporations.

Steven Schneiderman - BMO Capital Markets - Analyst

That's fair.

Paul Saleh - Computer Sciences Corporation - CFO

If you look at our timetable, those efforts are not complicated. We said that we will -- in our targeted an October close, and so we are well underway for that.

Steven Schneiderman - BMO Capital Markets - Analyst

Fair enough. And just on the leverage, I understand the buckets you're trying to get to on gross debt to EBITDA on both the NPS and the commercial business. But how are you thinking about capital allocations at this point in time for both of those businesses? Are they being positioned as a return of capital? Are either of them being positioned more for M& A than the other? How are you thinking about it at this point in time?

Paul Saleh - Computer Sciences Corporation - CFO

I think we will have ample opportunity again to expand on that, but we gave you already, if you look at how we have been operating as a company, those are the policies of investing in the business first, continuing to strengthen the new offering with bolt-on type of acquisition, and returning our capital to shareholders in the form of dividend and buyback.

Mike Lawrie - Computer Sciences Corporation - CEO

So we are planning to maintain the dividend policies, it's a Board decision, obviously, as these two companies get formed. But yes, we are planning to maintain a dividend in the aggregate that you've seen over the last year or two. And we plan to continue from a capital allocation standpoint to buy stock back as it makes sense.

So I think the capital allocation model that we have been working with the last couple of years we'll continue with the two new companies. And because I'm staying with both these companies, I plan to maintain that capital allocation strategy as we go forward. And what we will do is once these two businesses get stood up, let's just say right now, it's October, what we'll plan to do is an analyst meeting after they get stood up so that we can go through what the strategy is, what the dynamics of the business are, what the capital allocation strategy would be, and some insight as to what you can expect.

It will be a little up and down between now and then, as you'd expect. We've got a lot of client work that we have got to do and partner work that we've got to do. But once they get stood up, then we'll sit down and be able to provide much better outlook as to what these businesses look like over the next couple of years.

Paul Saleh - Computer Sciences Corporation - CFO

And then just to clarify, again, our objective, even with a capital allocation, is to make sure that the businesses have a financial profile that is consistent with an investment-grade financial position. So that is very important to us.

Mike Lawrie - Computer Sciences Corporation - CEO

Okay. Listen, thank you very much for your comments and positive comments about what we've announced today and I look forward to continuing the dialogue as we go forward. Thank you very much.

Operator

That does conclude our conference. Thank you for your participation.